CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION

                                                                  Exhibit 10.122


                                    AGREEMENT

                                 by and between

                             J. URIACH & CIA., S.A.

                                       And

                        INTERNEURON PHARMACEUTICALS, INC.


                               September 28, 2001

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                                                                    Page 2 of 46

THIS AGREEMENT effective as of September 28, 2001 ("Effective Date"), by and between J. Uriach & Cia., S.A., a Spanish corporation having a principal office at Dega Bahi, 59, Barcelona 08026, Spain ("URIACH") and Interneuron Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 99 Hayden Avenue, Suite 200, Lexington, Massachusetts 02421, United States ("INTERNEURON").

WITNESSETH:

WHEREAS, URIACH is the owner of the Patent Assets and the URIACH Know-How, as defined herein;

WHEREAS, INTERNEURON desires to obtain exclusive license rights, with a right to grant sublicenses, under the Patent Assets and the URIACH Know-How, and URIACH desires to grant such license to INTERNEURON, upon the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Unless specifically set forth to the contrary herein or unless the context otherwise requires, the following terms, shall have the respective meanings set forth below, it being understood that (a) words in the singular include the plural and vice versa and (b) any reference to any Party includes its Affiliates, successors in title and permitted assigns.

1.1. "Affiliate" shall mean (i) any corporation or business entity of which more than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party or by any entity mentioned in (ii) hereinafter;
       (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of a Party or (iii) any corporation or business entity of which a Party has the right to acquire, directly or indirectly, at least fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interest thereof.

1.2. "Business Day(s)" means any day that is not a Saturday or a Sunday or a day on which the New York Stock Exchange is closed or a day on which URIACH is not open for business in Barcelona (Spain) as per URIACH's working calendar which days shall be furnished in writing to INTERNEURON by URIACH at the beginning of each Calendar Year.

1.3. "Calendar Quarter" shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.4. "Calendar Year" shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.5. "CA/SA Option" shall mean URIACH's option to obtain from INTERNEURON an exclusive sublicense to market the Compound and Product in the Central and South American Countries, as defined in, and subject to the terms and conditions of, Section 2.4 of this Agreement.

1.6. "cGMP" shall mean current applicable good manufacturing practices as defined in regulations promulgated by the FDA under the United States Federal Food Drug and Cosmetic Act of 1934and corresponding applicable laws and regulations of Spain relating to the formulation, manufacture, testing prior to delivery, storage and delivery of the Product.

1.7. "Central and South American Countries" shall mean Argentina, Belize, Bolivia, Brazil, Chile, Colombia, Costa Rica, Ecuador, El Salvador, Guatemala, Guyana, French Guyana, Honduras, Panama, Paraguay, Peru, Surinam, Uruguay and Venezuela.

1.8. "Centralized Procedure" shall mean the European Community Centralized Procedure for marketing authorization in accordance with Council Regulation EEC (2309-93) or any successor regulations.

1.9.   "CFR" shall mean the United States Code of Federal Regulations.

1.10. "Compound" shall mean UR-12746 (including UR-12715) and UR-12746(S), and any derivative, homolog or analog of any of the foregoing or any isomer, salt, hydrate, solvate, amide, ester, metabolite, or prodrug of any of the foregoing, and any pharmaceutical composition containing any of the foregoing in any pharmaceutically acceptable form.

1.11. "Development Program" shall mean those activities to be undertaken by INTERNEURON or its designee with respect to Compound or Product which are devoted to the evaluation of a potential pharmaceutical product in clinical trials, and/or the conduct of any other activities or studies directed toward obtaining Regulatory Approval of Compound or Product in the United States of America, in Europe and in Japan, as more detailed in
       Schedule 1.11. to this Agreement.

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                                                                    Page 4 of 46

1.12.  "Effective Date" shall mean the date first above written.

1.13.  "Europe" shall mean Spain, the United Kingdom, France, Germany, and
       Italy.

1.14. "FDA" shall mean the United States Food and Drug Administration and any successor agency having substantially the same functions, and any corresponding or successor regulatory authority in Europe or having jurisdiction over the Centralized Procedure if the context so indicates.

1.15. "First Commercial Sale" shall mean the first sale of Product by INTERNEURON or any Sublicensee, for the purpose of placing such Product in the market for end use or consumption, after Regulatory Approval has been granted authorizing such sale in the country where it takes place.

1.16.  "GAAP" means generally accepted accounting principles in the United
       States.

1.17. "Generic Drug(s)" shall mean any product that is defined in a particular country in the Territory as a generic drug by applicable legal texts or regulatory authorities in such country, and for which an entity other than INTERNEURON or any of its Sublicensees has obtained regulatory approval in such country following an abbreviated procedure relying on data for any Product previously submitted to the regulatory authority by INTERNEURON or its Sublicensee.

1.18. "Improvement" shall mean any and all improvements and enhancements, patentable or otherwise, related to the Compound or Product including, without limitation, in the manufacture, formulation, ingredients, preparation, presentation, means of delivery or administration, dosage, indication, use or packaging of Compound or Product.

1.19. "IND" shall mean an investigational new drug application and any amendments thereto relating to the use of Compound or Product in the United States or the equivalent application in any other regulatory jurisdiction in the Territory, the filing of which is necessary to commence clinical testing of pharmaceutical products in humans.

1.20. "INTERNEURON Know-How" shall mean all information and materials, including but not limited to, discoveries, information, Improvements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which

       (a) relate to Compound or Product; and

       (b) are owned by INTERNEURON or are in INTERNEURON's possession or control and as to which INTERNEURON has the right to license or sublicense to Third Parties.

         Such know-how shall include, without limitation, all chemical, pharmaceutical, toxicological, preclinical, clinical, assay control, regulatory, and any other information used or useful for the development, manufacturing and/or regulatory approval of Compound or Product, including any data included in or generated as a result of or under an IND.

1.21. "NDA" shall mean a new drug application filed with the FDA for marketing authorization of a Product in the United States, or a corresponding submission in Europe or under the Centralized Procedure or with the Japanese Ministry of Health and Welfare, if the context so indicates, and any amendments and supplements thereto.

1.22. "Net Sales" shall mean the actual gross amount invoiced by INTERNEURON, its Affiliates or Sublicensees, for the commercial sale of Product in the Territory commencing upon the date of First Commercial Sale, after deducting, in accordance with GAAP, insofar as the actual gross amount invoiced (or a credit invoice) includes or reflects a deduction for, the following:

         (i) normal and customary trade, cash and quantity discounts or rebates or chargebacks or retroactive price reductions (all of them, collectivelly referred to as "Reductions") actually made. Without prejudice of INTERNEURON's unrestricted right to determine any applicable Reductions, any actual gross amount invoiced shall be reduced by actual Reductions only up to a [*]; provided, however, that if INTERNEURON grants any Reductions at a [*], they may request that URIACH agree that such excess may also be deducted from Net Sales; and URIACH shall not deny such agreement if it is demonstrated by objective evidence that Reductions at the specified higher rate are consistent with market practices in the country where such Reductions have been granted;

         (ii) recalls, credits and allowances actually given on account of returned or rejected Product, including allowance for breakage or spoilage;

         (iii) sales or excise taxes, VAT or other similar taxes related to the sale of the Product, and transportation and insurance charges and additional special transportation, custom duties, and other governmental charges; all of them if identified in invoices;

         (iv) rebates or similar payments paid in connection with sales of Product to any governmental or regulatory authority in respect of any state or federal Medicare, Medicaid or similar programs in any country of the Territory; and

         (v)   write-offs for bad debts in accordance with GAAP.

* Confidential Treatment Requested

         Sales or other transfers between INTERNEURON and its Affiliates or Sublicensees shall be excluded from the computation of Net Sales and no payments will be payable on such sales or transfers, but Net Sales shall include the subsequent sales to Third Parties by such Affiliates.

         For the purposes of determining Net Sales, the Product shall be deemed to be sold as determined in accordance with GAAP.

1.23.    "Party" shall mean URIACH or INTERNEURON.

1.24. "Patent Assets" shall mean United States and foreign patents and patent applications (which shall be deemed to include certificates of invention and applications for certificates of invention) which as of the Effective Date or at any time during the term of this Agreement

         (a) are owned by URIACH or which URIACH through license or otherwise has or acquires rights, and

         (b) relate to Compound, Product or any Improvement, including but not limited to methods of their manufacture, methods of their use, or otherwise relate to URIACH Know-How, including all certificates of invention, divisions, continuations, continuations-in-part, reissues, supplementary protection certificates or the like of any such patents and current and future patent applications, including but not limited to the patents and patent applications listed on Schedule 1.24 hereto, and any counterparts thereof which have been or may be filed in other countries.

1.25. "Phase 2 Clinical Trial" shall mean the first clinical trial of Product in patients with ulcerative colitis that is designed to show safety and efficacy of Product for its intended use.

1.26. "Phase 3 Clinical Trial" means a trial on a sufficient number of patients that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the pharmaceutical product in the dosage range to be prescribed, and supporting marketing authorization of such pharmaceutical product or label expansion of such pharmaceutical product.

1.27. "Product" shall mean any and all products in final form for commercial sale by prescription, over-the-counter, or by any other method (or, where the context so indicates, the product being tested in clinical trials), which contain Compound as at least one of the therapeutically active ingredients in all dosage forms and package configurations for any indication.

1.28. "Proprietary Information" shall mean any and all scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally or by any other means, which is owned and under the protection of one Party and is being provided by that Party to the other Party in connection with this Agreement.

1.29. "Regulatory Approval" means all approvals (including pricing and reimbursement approvals required for marketing authorization), product and/or establishment licenses, registrations or authorizations of all regional, federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture, use, storage, import, export, transport and sale of Product in a regulatory jurisdiction.

1.30. "Royalty Year" shall mean each successive twelve (12) month period commencing with the first day of the first month in which occurs the First Commercial Sale.

1.31. "Spain Option" shall mean URIACH's option to obtain from INTERNEURON a sub-license to co-market or market the Compound or Product in Spain, as defined in, and subject to the terms and conditions of, Section 2.4 of this Agreement.

1.32. "Specifications" shall mean the written methods, formulae, procedures, specifications, tests (and testing protocols) and standards pertaining to the manufacture of the Compound or Product and as such specifications may be modified in accordance with the applicable NDA from time to time in writing. All Specifications and any subsequent changes thereto, as agreed upon by the Parties from time to time and in accordance with the applicable NDA, shall be in writing, dated and signed by the Parties, and identified as "Exhibit 1.32."
                           ------------

1.33. "Sublicensee" shall mean any Affiliate of INTERNEURON or any Third Party to which INTERNEURON grants a sublicense under the terms of this Agreement.

1.34.   "Territory" shall mean all of the countries in the world.

1.35. "Third Party" shall mean a person or entity who or which is neither a Party nor an Affiliate of a Party.

1.36. "URIACH Know-How" shall mean all information and materials, including but not limited to, discoveries, information, Improvements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which

        (a)  relate to Compound or Product; and

        (b) are owned by URIACH or are in URIACH's possession or control and as to which URIACH has the right to license or sublicense to Third Parties.

        Such know-how shall include, without limitation, all chemical, pharmaceutical, toxicological, preclinical, clinical, assay control, regulatory, and any other information used or useful for the development, manufacturing and/or regulatory approval of Compound or Product, including any data included in or generated as a result of or under an IND.

1.37. "URIACH Intellectual Property" shall mean the Patent Assets and URIACH Know-How.

1.38.   "URIACH Options" shall mean the Spain Option and the CA/SA Option.

ARTICLE II
LICENSE; SUBLICENSEES; URIACH OPTIONS

2.1. License Grant. Subject to the URIACH Options, URIACH hereby grants to INTERNEURON an exclusive (even as to URIACH) license under the Patent Assets and the URIACH Know-How, including the right to grant sublicenses, to develop, make, have made, use, import, offer for sale, promote, market, commercialize, distribute and sell Product in the Territory, and insofar as necessary for the purposes of exercising such rights, to develop, make, have made, use, import, offer for sale, commercialize, distribute and sell Compound.

2.2. Improvements by INTERNEURON. Title to any Improvement developed or discovered by INTERNEURON in connection with the license granted under
        Section 2.1 above shall be vested solely in INTERNEURON. URIACH shall have the right to exploit such Improvements as set forth in this Agreement.

2.3. Sublicensees. Subject to the Spain Option set forth in Section 2.4 below, INTERNEURON shall have the right to grant sublicenses to Sublicensees under any or all of the rights granted to INTERNEURON under
        Section 2.1 above. In the event of a sublicense by INTERNEURON to a Third Party, the provisions of Section 5.3.2 of this Agreement shall be applicable. Sublicenses may be granted by INTERNEURON subject, in the case of sublicenses to a Third Party, to URIACH's prior written consent, which consent shall not be unreasonably withheld and shall be given within ten (10) Business Days of INTERNEURON's providing URIACH with a written summary of the material terms of the sublicense. It is also agreed that URIACH's prior written consent shall be required if INTERNEURON intends to grant a sublicense including rights to market

        Product in any country (including Spain or not) in favor of a Third Party having its domicile or its main business activities located in Spain.

2.4.    URIACH Options.

        (a) Spain Option. INTERNEURON hereby grants URIACH an option (the "Spain Option") to obtain from INTERNEURON a sublicense to co-market, together with INTERNEURON or a Sublicensee, the Product in Spain, subject to the terms and conditions specified below:

        (i) INTERNEURON shall give written notice to URIACH (the "Spain Option Commencement Notice") upon the earlier to occur of (A) the achievement of the milestone set forth in Section 5.2 (a) of this Agreement or (B) at least sixty (60) days' prior to anticipated consummation by INTERNEURON of a sublicense with a Third Party under Section 2.3 of this Agreement if such sublicense includes rights to market Product in Spain.

        (ii) URIACH shall have the right to exercise its Spain Option by delivery to INTERNEURON of a written notice of exercise ("URIACH Spain Notice") within thirty (30) days after the date on which URIACH has received the Spain Option Commencement Notice.

        (iii) In the event that INTERNEURON has not received the URIACH Spain Notice within thirty (30) days after the date of receipt of the Spain Option Commencement Notice by URIACH, then INTERNEURON shall send URIACH a written notice indicating that the Spain Option shall expire unless URIACH delivers to INTERNEURON the URIACH Spain Notice within a period of fifteen (15) days from the date of this second notice by INTERNEURON.

        (iv)  If URIACH exercises the Spain Option:

              (A) INTERNEURON (or INTERNEURON's Sublicensee) and URIACH shall negotiate in good faith to enter into a Co-marketing and Supply Agreement, which agreement shall (1) set forth the rights, responsibilities, and obligations of each party to such agreement with respect to the co-marketing by URIACH of Product in Spain including, but not limited to provisions addressing regulatory approvals, adverse events, purchase of product, forecasts and orders, supply price, specifications, sales and promotion activities and trademark issues, and such other commercially reasonable terms consistent with similar types of co-marketing arrangements as may be negotiated in good faith by the Parties it being understood that such provisions shall no less favorable to URIACH than the terms of any other agreement between INTERNEURON and any INTERNEURON Affiliate or

              Third Party relating to co-marketing of Product in Spain; (2) provide for URIACH to pay INTERNEURON a royalty equal to [*] of URIACH's Net Sales in Spain (with Net Sales to be defined identically to Net Sales in this Agreement) and (3) subject to the provisions of Section 3.7. of this Agreement, provide that if INTERNEURON supplies URIACH with Product, such supply shall be made at a price equal to INTERNEURON's cost plus [*], in accordance with the terms of such agreement and containing such other commercially reasonable terms applicable to similar types of supply arrangements as may be negotiated in good faith by the Parties; and

              (B) the provisions of Section 5.2.(d) shall apply and the milestone payment referred to in such Section shall be thus reduced by [*].

        (v) In the event INTERNEURON proposes to sublicense rights to market Product in Spain, which sublicense does not include rights to market Product in any other country, then the Spain Option shall be deemed an option by URIACH to sublicense rights to market Product (rather than co-market Product) from INTERNEURON in Spain on an exclusive basis, exercisable on the same terms and conditions set forth in (i) through
        (iv) above. In this event, INTERNEURON'S sublicense to URIACH shall include the right to use any of the trademarks owned by INTERNEURON, as mentioned in Section 3.6. below, for the purposes of marketing the Product in Spain.

        (b) CA/SA Option. INTERNEURON hereby agrees to grant URIACH an option (the "CA/SA Option") to obtain from INTERNEURON an exclusive sublicense to market the Product in the Central and South American Countries, on and subject to the terms and conditions specified below:

        (i) INTERNEURON shall grant URIACH the CA/SA Option on the first anniversary of Regulatory Approval in the United States (the "CA/SA Option Commencement Date"), unless prior to or on such CA/SA Option Commencement Date INTERNEURON has granted to a Third Party or Third Parties license(s) or sublicense(s) to market Product that specifically include rights to market Product in the Central and South American Countries. If INTERNEURON so decides, INTERNEURON may grant URIACH the CA/SA Option prior to the CA/SA Option Commencement Date.

        (ii) The CA/SA Option shall be granted through written notice to URIACH (the "CA/SA Option Commencement Notice").

        (iii) URIACH shall have the right to exercise its CA/SA Option by delivery to INTERNEURON of a written notice of exercise ("URIACH CA/SA Notice") within thirty (30) days after the date on which URIACH has received the CA/SA Option Commencement Notice.

*Confidential Treatment Requested

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                                                                   Page 11 of 46


        (iv) In the event that INTERNEURON has not received the URIACH CA/SA Notice within thirty (30) days after the date of receipt of the CA/SA Option Commencement Notice by URIACH, then INTERNEURON shall send URIACH a written notice indicating that the CA/SA Option shall expire unless URIACH delivers to INTERNEURON the URIACH CA/SA Notice within a period of fifteen (15) days from the date of this second notice by INTERNEURON.

        (v) If URIACH exercises the CA/SA Option, INTERNEURON and URIACH shall negotiate in good faith to enter into a Sublicense and Supply Agreement, which agreement shall be along the lines set forth in subparagraph (A) of paragraph (iv) of Section 2.4.(a) above, except that such agreement shall contain such other commercially reasonable terms consistent with similar types of sublicense and supply arrangements as may be negotiated in good faith by the Parties. Such agreement shall also include a sublicense by INTERNEURON to URIACH of the right to use any of the trademarks owned by INTERNEURON, as mentioned in Section 3.6. below, for the purposes of marketing the Product in Central and South American Countries.

        (vi) In the event that INTERNEURON sublicenses rights to market Product in Central and South American Countries to a Third Party prior to the CA/SA Option Commencement Date, its agreement to grant URIACH the CA/SA Option shall terminate.

        (c) It is understood and agreed that URIACH may exercise the Spain Option and/or the CA/SA Option through any of its Affiliates. It is also agreed that URIACH may sublicense or assign any rights acquired through the exercise of the URIACH Options to any of its Affiliates for the purposes of marketing the Product in Spain or to any Affiliates or Third Parties which URIACH may wish to designate for the purposes of marketing the Product in any or all of the Central and South American Countries.

ARTICLE III
DEVELOPMENT AND COMMERCIALIZATION

3.1. Exchange of Information. Within ten (10) days after execution of this Agreement, URIACH shall disclose to INTERNEURON in writing (to the extent possible, in English) all URIACH Intellectual Property not previously available or made available to INTERNEURON in electronic format, where available, and hard copies. Throughout the term of this Agreement, and in addition to the other communications required under this Agreement, URIACH shall also promptly disclose to INTERNEURON in writing (to the extent possible, in English), on an ongoing basis all URIACH Intellectual Property, and any and all additions or revisions thereto. INTERNEURON shall promptly disclose to URIACH (in English) any INTERNEURON Know-How which may be necessary or useful in connection with the exercise of URIACH's rights under this Agreement, including but not limited to the exercise of the URIACH Options, and those rights which may derive from the exercise of such URIACH Options. The rights granted by this Section 3.1 shall have no effect on the rights of ownership of any patent rights or inventions which shall be governed by applicable patent laws and applicable provisions of this Agreement, including Article VII hereof.

3.2. Development Program. INTERNEURON shall be responsible for conducting and funding the Development Program. URIACH is entering into this Agreement under the assumption that INTERNEURON shall use commercially reasonable efforts to develop the Product in accordance with the Development Program. However, URIACH also understands that, taking into account issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the Compound or Product, the regulatory and reimbursement structure involved, the profitability of the applicable products, and other relevant factors, INTERNEURON may decide to abandon the development of the Product. If INTERNEURON decides to do so, INTERNEURON shall give written notice to URIACH under Section
        8.2 of this Agreement and if this Agreement then terminates, the provisions of Section 8.4 shall apply.

3.3.    Reporting and Meetings.

        (i) INTERNEURON shall provide URIACH with a written report on a semi-annual basis summarizing the status of INTERNEURON's clinical development and regulatory activities with respect to Compound and Product, with the delivery to URIACH of the summary of the annual report to an IND submitted by INTERNEURON to the FDA in connection with a clinical trial of Product to be in satisfaction of the foregoing requirement for one of such reports each year. URIACH shall designate an appropriate representative of URIACH to receive such clinical development and regulatory communications and to coordinate further correspondence between the Parties, which representative shall have the right to attend meetings between INTERNEURON and the FDA or other agencies responsible for the grant of any Regulatory Approval relating to development of Product. URIACH's initial designee shall be notified to INTERNEURON in writing.

        (ii) In addition, prior to receiving the first Regulatory Approval, the URIACH representative shall have the right to attend an annual Development Program meeting at INTERNEURON, at which time the Parties shall discuss the progress and results of the Development Program and URIACH may provide input to INTERNEURON on the Development Program. However, subject to the terms and conditions of this Agreement, INTERNEURON shall retain full control and ultimately shall have the right to make all decisions related to the Development Program. Such meetings may not necessarily be face-to-face meetings, but upon the agreement of both parties, can be via other methods of communication, such as teleconferences and/or videoconferences.

         (iii) Any disclosures of such progress and results in any of the foregoing reports or meetings shall be deemed Proprietary Information of INTERNEURON.

         (iv) INTERNEURON shall promptly notify URIACH upon the receipt of Regulatory Approvals and of the date of First Commercial Sale.

3.4.     Regulatory Matters.

         (a) Subject to the provisions of Section 2.4, to the extent applicable, INTERNEURON or any of its Sublicensees shall own, control and retain primary legal responsibility for the preparation, filing and prosecution of all filings and regulatory applications required to obtain Regulatory Approvals. To the extent required in Spain if URIACH exercises the Spain Option to obtain co-marketing rights and in the Central and South American Countries if URIACH exercises the CA/SA Option, URIACH or any of its Sublicensees shall own, control and retain primary legal responsibility for the preparation, filing and prosecution of all additional filings and regulatory applications required to obtain Regulatory Approval for URIACH to market Product in such countries. In connection with the exercise by URIACH of the URIACH Options, INTERNEURON shall allow (and shall cause its Sublicensees, as the case may be, to allow) URIACH to cross reference or have access to any Regulatory Approval owned or controlled by INTERNEURON or its Sublicensees or to which INTERNEURON or its Sublicensees has access and the legal right to disclose, to the extent required to enable URIACH to obtain Regulatory Approvals in accordance with the preceding sentence. Furthermore, upon URIACH's request, INTERNEURON shall consult and cooperate with URIACH in connection with obtaining Regulatory Approval of Product.

         (b) URIACH shall transfer to INTERNEURON as soon as practicable after the Effective Date any IND or other regulatory filings relating to Compound or Product owned or controlled by URIACH, and URIACH shall allow INTERNEURON to cross reference any other IND, Drug Master File or other regulatory filing relating to Compound or Product. Upon INTERNEURON's request, URIACH shall consult and cooperate with INTERNEURON in connection with obtaining Regulatory Approval of Product.

3.5. Commercialization. URIACH is entering into this Agreement under the assumption that INTERNEURON shall use commercially reasonable efforts to market the Product in the Territory in accordance with its business, legal, medical and scientific judgment. INTERNEURON agrees to secure that commercial sales of the Product in the United States, Europe and Japan begin not later than [*] after Regulatory Approval has been

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                                                                   Page 14 of 46


         obtained in such countries. If this obligation is not met, URIACH may terminate this Agreement with respect to the country in which the obligation was not met by notice to INTERNEURON in accordance with the terms of this Agreement and the provisions contained in Section 8.4. shall apply regarding said country.

3.6 Trademark. Subject to the provisions of Section 2.4 of this Agreement, INTERNEURON shall have the right to select, own and maintain trademarks for Product in the Territory. During the term of this Agreement and subject to any regulatory or other legal restrictions, a legend such as "the Compound is an original molecule of URIACH, Spain", or some other similar one shall be used by INTENEURON and its Sublicensees (i) in packaging materials for Product and (ii) to the further extent consistent with industry practice, in other marketing materials (leaflets, advertisements and sales promotion literature) for the Product, in all cases as may be mutually acceptable to URIACH and INTERNEURON or its Sublicensee. A sample of each unit of Product shall be provided by INTERNEURON or its Sublicensees to URIACH upon request.

3.7      URIACH Manufacturing.

                  (a) URIACH hereby agrees to manufacture and supply Product containing up to [*] of UR 12746 (S) for preclinical and clinical purposes, at URIACH's cost, in compliance with cGMP and all other applicable laws and regulations, through the end of Phase 2 clinical trials. Such manufacture and supply shall be in accordance with the terms of this Agreement, including the requirements set forth on Appendix 3.7 and such other terms to be mutually agreed upon between the Parties. Appendix
                  3.7 shall be updated by mutual agreement of both Parties on a semi-annual basis. The Parties understand and agree that Appendix 3.7 is an estimate of INTERNEURON's requirements based on certain assumptions as of the date of this Agreement and the actual requirements of Compound and Product may vary. URIACH agrees to use its commercially reasonable efforts to meet INTERNEURON's requirements for Compound or Product in excess of the amounts set forth on Appendix 3.7.

                  (b)  (i)   Prior to the end of the Phase 2 clinical trials,
                  INTERNEURON shall request that URIACH advise INTERNEURON in writing whether URIACH is willing to be considered as a manufacturer and supplier of Compound and/or Product for additional clinical trials beyond the Phase 2 clinical trials and of Compound and/or Product for commercial use by INTERNEURON in accordance with INTERNEURON's and regulatory requirements (the "Primary Commercial Supplier") and providing a summary of the proposed terms of such supply.

                       (ii) In the event that URIACH elects to be considered as the Primary Commercial Supplier, then (A) if INTERNEURON does not sublicense

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                manufacturing rights to a Sublicensee, INTERNEURON and URIACH shall negotiate in good faith to enter into a supply agreement between the Parties containing commercially reasonable terms applicable to similar types of supply arrangements, including the right of URIACH to be the Primary Commercial Supplier for a term of five years, subject to provision for a second source supplier under certain conditions; and (B) if INTERNEURON does sublicense manufacturing rights to a Sublicensee, such sublicense shall provide for URIACH to have a right of first refusal to be the Primary Commercial Supplier to the Sublicensee in the event such Sublicensee proposes to contract out such manufacturing to any entity not affiliated with the Sublicensee, on the same terms and conditions of the proposal between the Sublicensee and such non-affiliated entity.

                   (iii) With the exception of Compound or Product supplied in accordance with Section 3.7(a) above URIACH shall not be obligated to supply any additional Compound or Product to INTERNEURON except under the terms and conditions of a supply agreement which is entered into in connection with this Section
                3.7 (b).

         (c) It is understood and agreed that, provided there is no regulatory obstacle, URIACH may entrust any of its Affiliates or any Third Party designated by URIACH and consented to by INTERNEURON or its Sublicensee, with such consent not to be unreasonably withheld and to be applicable only to Third Parties, with any or all of the tasks contemplated in this Section 3.7., it being understood that such Affiliates or Third Parties shall at all times be bound by the relevant provisions of this Agreement and its Appendices and any supply agreement entered into in accordance with this Section 3.7.

3.8 Adverse Events. Each Party shall promptly (within 48 hours if the event is serious, as defined by regulatory agencies, and otherwise within 30 days) furnish to the other Party all information concerning safety or utility of Compound or Product, such as adverse or unexpected side effects, injury or other events associated with uses, studies, investigations or tests of Compound or Product, in conformity with any applicable laws, regulations or guidelines and whether or not such Party is required to report such information to any regulatory authority and whether or not such event is determined to be attributable to Compound or Product, provided, however, that unless and until URIACH has exercised either the Spain Option or the CA/SA Option INTERNEURON may satisfy its obligations to URIACH under this Section
         3.8 by delivering to URIACH a copy of the adverse event reports submitted to the FDA.

ARTICLE IV
CONFIDENTIALITY AND PUBLICITY

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                                                                   Page 16 of 46


4.1. Non-Disclosure and Non-Use Obligations. All Proprietary Information disclosed by one Party to the other Party hereunder shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed the Proprietary Information to the other Party during the term of this Agreement and thereafter for a period of seven years. The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary
         Information:

         (a) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;

         (b)    is or becomes properly in the public domain or knowledge;

         (c) is subsequently disclosed to a receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

         (d) is developed by the receiving Party independently of Proprietary Information received from the other Party, as documented by research and development records.

4.2.     Permitted Disclosure of Proprietary Information. Notwithstanding
         Section 4.1, a Party receiving Proprietary Information of another Party may disclose such Proprietary Information:

         (a) to governmental or other regulatory agencies in order to obtain patents pursuant to this Agreement, or to gain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations;

         (b) by each of INTERNEURON or URIACH to its respective agents, consultants, Affiliates, INTERNEURON's sublicensees and/or other Third Parties for the research and development, manufacturing and/or marketing of the Compound and/or Product (or for such parties to determine their interests in performing such activities) on the condition that such Third Parties agree to be bound by the confidentiality obligations consistent with this Agreement; or

         (c) if required to be disclosed by law or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations; provided, however, without limiting any of the foregoing, it is understood that INTERNEURON or its Affiliates may make disclosure of this Agreement and the terms hereof in any filings required by the Securities and Exchange Commission ("SEC"), may file this Agreement as an

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                                                                   Page 17 of 46


                exhibit to any filing with the SEC and may distribute any such filing in the ordinary course of its business.

         (d) Upon execution of this Agreement, INTERNEURON may issue a press release in the form to be attached as Appendix 4.2. URIACH shall prepare a press release for local Spanish media, consistent with the terms of this Agreement, which shall be sent to INTERNEURON for comments prior to its release by URIACH.

4.3. Publication. In the event any Party, or consultant to any Party wishes to make a scientific publication relating to Compound or Product which contains potentially patentable information, it shall deliver to the other Party a copy of the proposed publication or an outline of the oral disclosure at least fifteen (15) Business Days prior to submission or presentation, such that any issue of patent protection can be resolved in accordance with the terms of this Agreement. Any submissions of proposed publications shall be in the English language.

ARTICLE V
PAYMENTS, ROYALTIES AND REPORTS

5.1. License Fee. In consideration of the rights granted by URIACH hereunder, INTERNEURON shall pay URIACH [*], payable within ten (10) days after the Effective Date.

5.2. Milestone Payments. Subject to the terms and conditions contained in this Agreement, and in further consideration of the rights granted by URIACH hereunder, INTERNEURON shall pay URIACH the following milestone payments, contingent upon occurrence of the specified event, with each milestone payment to be made no more than once with respect to the achievement of such milestone (but payable the first time such milestone is achieved) for Compound or Product by INTERNEURON, any of its Affiliates or any Sublicensee, as applicable:

         (a) [*] upon the commencement (enrollment of the first patient) of a Phase 3 Clinical Trial;

         (b)    [*] upon the filing of an NDA with the FDA;

         (c)    [*] upon receipt of written Regulatory Approval by the FDA;

         (d) [*] upon receipt of written Regulatory Approval in Europe, provided that (i) such amount shall be [*] if the Spain Option is exercised and (ii) in the event the approval is granted in less than all of the countries listed in the definition of "Europe", INTERNEURON shall pay an amount equal to [*] multiplied by the

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                                                                   Page 18 of 46


                  number of countries in Europe in which such approval is granted (excluding Spain if the Spain Option is exercised);

         (e) [*] upon receipt of written Regulatory Approval by the Ministry of Health and Welfare (or any successor agency having substantially the same functions) in Japan; and

         (f) [*] upon the achievement of cumulative Net Sales of [*], cumulative meaning the aggregate of Net Sales made by INTERNEURON and any of its Sublicensees (URIACH included in the event that URIACH exercises any of the URIACH Options).

         INTERNEURON shall notify URIACH in writing within thirty (30) days after the achievement of each milestone (ninety (90) days for milestone
         (f)), and such notice shall be accompanied by payment of the appropriate milestone payment. Milestone payments made under Section
         5.2 (c), (d) and/or (e) shall be creditable against payments required under Section 5.3.1 or 5.3.2 of this Agreement.

5.3.     Royalties and Other Payments.

         5.3.1.   Royalties Payable By INTERNEURON.

                  (i) Subject to the terms and conditions of this Agreement, and in further consideration of the rights granted by URIACH hereunder, INTERNEURON shall pay to URIACH royalties in an amount equal to [*] of Net Sales in each Royalty Year by INTERNEURON or its Affiliates in the United States of America during the period mentioned in subparagraph (iii) below.

                  (ii) Subject to the terms and conditions of this Agreement, and in further consideration of the rights granted by URIACH hereunder, INTERNEURON shall pay to URIACH royalties equal to [*] of Net Sales in each Royalty Year by INTERNEURON or its Affiliates in each country in the Territory other than the United States of America during the period mentioned in subparagraph
                          (iii) below.

                  (iii) Royalties on Net Sales at the rates set forth in (i) and (ii) above shall accrue as of the date of First Commercial Sale of Product in the applicable country and shall continue and accrue on Net Sales on a country-by-country basis until the later of (a) the expiration of the last to expire patent included in the Patent Assets in such country or (b) ten (10) years from the

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                                                                   Page 19 of 46

               date of First Commercial Sale in such country. Thereafter, INTERNEURON shall be relieved of any royalty payment under this
               Section 5.3.

       (iv) Notwithstanding the provisions of Subsections (i),(ii) and (iii) above, no royalties shall be payable in respect of Net Sales of any given Product in any given country of the Territory as of and after the date on which a Generic Drug of such Product is sold in the applicable country in the Territory.

       (v) The payment of royalties set forth above shall be subject to the following conditions:

               (A) only one payment shall be due with respect to the same unit of Product;

               (B) no royalties shall accrue on the disposition of Product by INTERNEURON, Affiliates or sublicensees as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies) or to clinical trials; and

               (C) URIACH shall be responsible for payment of any royalties or other obligations owed by URIACH to any Third Party.

5.3.2. Payments in the Event of Sublicense.

       (i) In the event INTERNEURON enters into a sublicense with a Third Party or Third Parties under Section 2.3 of this Agreement, then in lieu of INTERNEURON paying URIACH the royalty payments set forth in Section 5.3.1 above, INTERNEURON shall pay URIACH [*] of royalty payments received by INTERNEURON ("INTERNEURON Royalties") which shall at all times be based on net sales of Product by Sublicensee(s) (such net sales to be defined in any sublicense agreement in terms materially consistent with the definition of Net Sales contained in this Agreement). If INTERNEURON enters into a sublicense with a Third Party under
               Section 2.3 of this Agreement for the United States prior to completion of the Phase 2 Clinical Trial, INTERNEURON shall pay URIACH [*] of INTERNEURON Royalties received from such Sublicensee. Payments shall be required under this Section 5.3.2(i) for so long as INTERNEURON is receiving INTERNEURON Royalties.

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          (ii)  INTERNEURON shall exercise commercially reasonable efforts to collect INTERNEURON Royalties, shall not waive any right to receive such INTERNEURON Royalties, and shall not assign such right or otherwise dispose of it without first having obtained URIACH's written consent, except in accordance with the terms of or as contemplated by this Agreement.

          (iii) INTERNEURON shall also pay URIACH [*] of Sales Based Milestone Payments (as defined in the next sentence). Sales Based Milestone Payments shall mean those payments received by INTERNEURON from a Sublicensee that are contingent upon the Sublicensee's achievement of specifed levels of net sales of Product; provided, however, that any amounts payable to URIACH under this Section 5.3.2 (iii) shall be reduced by the [*] milestone payment payable by INTERNEURON to URIACH under Section
                5.2 (f). Payment under this Section 5.3.2 (iii) shall be made by INTERNEURON not later than thirty (30) days after having received the Sales Based Milestone Payment from its Sublicensee.

5.3.3. Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 5.3.1, then the royalty rate to be paid by INTERNEURON on Net Sales in that country under Section 5.3.1 shall be reduced to the rate paid by the compulsory Third Party licensee.

5.3.4. Third Party Licenses. If INTERNEURON is prevented from developing, making, having made, using, selling or importing any Compound included in the Patent Assets in any country of the Territory on the grounds that by doing so INTERNEURON or any Sublicensee would infringe patent rights held by a Third Party in said country, and if INTERNEURON wishes to obtain a license from such Third Party, then [*] of any royalties paid under such Third Party patent licenses by INTERNEURON in such country for such Calendar Quarter shall be creditable against the royalty payable to URIACH by INTERNEURON in consideration for Net Sales of said Product in such country; provided, however that this provision shall not apply if (i) the Third Party License is to be otained in any country which is not listed under the heading "Country" in Schedule 1.24 and/or
        (ii) the priority date of the patent rights which are claimed to be infringed is any date after the Effective Date.

5.4. Reports, Payment of Royalty. During the term of the Agreement for so long as royalty payments are due, INTERNEURON shall furnish to URIACH a quarterly written report for the Calendar Quarter showing the sales of all Products subject to royalty payments sold by INTERNEURON and its Sublicensees during the reporting period and the royalties payable under this Agreement. Reports shall be due on the seventy-fifth (75/th/)

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                                                                   Page 21 of 46

       day following the close of each Calendar Quarter. Royalties shown to have accrued by each royalty report, if any, shall be due and payable on the date such royalty report is due. INTERNEURON shall keep complete and accurate records in sufficient detail to enable the royalties hereunder to be determined.

5.5. Audits. Upon the written request of URIACH and not more than once in each Calendar Year, INTERNEURON shall permit an independent certified public accounting firm selected by URIACH and reasonably acceptable to INTERNEURON to have access during normal business hours, upon ten-days notice to INTERNEURON, to such of the records of INTERNEURON as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Royalty Year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to URIACH only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies.

       5.5.1. If such accounting firm concludes that additional royalties were owed during such period, INTERNEURON shall pay the additional royalties within sixty (60) days of the date URIACH delivers to INTERNEURON such accounting firm's written report so concluding; provided however, that, in the event that INTERNEURON shall not be in agreement with the conclusion of such report (a) INTERNEURON shall not be required to pay such additional royalties and (b) such matter shall be resolved pursuant to the provisions of Section 10.5 herein. In the event such accounting firm concludes that amounts were overpaid by INTERNEURON during such period, INTERNEURON shall have a credit against future royalties payable to URIACH in the amount of such overpayment. The fees charged by such accounting firm shall be paid by URIACH; provided, however, that if an error in favor of URIACH of more than the greater of (i) [*] or (ii) [*] of the royalties due hereunder for the period being reviewed is discovered, then the fees and expenses of the accounting firm shall be paid by INTERNEURON.

       5.5.2. Upon the expiration of thirty-six (36) months following the end of any Royalty Year the calculation of royalties payable with respect to such year shall be binding and conclusive upon the Parties , and each Party shall thereafter be released from any liability or accountability to the other Party with respect to royalties for such year.

       5.5.3. URIACH and INTERNEURON shall treat all financial information subject to review under this Section 5.5. or under any sublicense agreement in accordance with the confidentiality provisions of this Agreement.

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5.6.   Payment Exchange Rate. All payments to URIACH under this Agreement shall be made in United States dollars. In the case of sales outside the United States, the rate of exchange to be used to convert the amount of currency into United States dollars shall be the one published in the Wall Street Journal, Eastern edition, on the last day of the Calendar Quarter where such sales shall be reported as set forth in Section 5.4. above, and royalties shall be paid in United States dollars in accordance with such converted amount.

5.7. Tax Withholding. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this
       Article V, URIACH shall provide INTERNEURON, prior to any such payment, annually or more frequently if required, with all forms or documentation required by any applicable taxation laws, treaties or agreements to such withholding or as necessary to claim a benefit thereunder (including, but not limited to Form W-8BEN or any successor forms) and INTERNEURON shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article V. INTERNEURON will use commercially reasonable efforts consistent with its usual business practices and cooperate with URIACH to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of the current or any future taxation treaties or agreements between foreign countries.

5.8. Exchange Controls. Notwithstanding any other provision of this Agreement, if at any time legal restrictions prevent the prompt remittance of part or all of the royalties with respect to Net Sales in any country, payment shall be made through such lawful means or methods as INTERNEURON may determine. When in any country the law or regulations prohibit both the transmittal and deposit of royalties on sales in such a country, royalty payments shall be suspended for as long as such prohibition is in effect (and such suspended payments shall not accrue interest), and promptly after such prohibition ceases to be in effect, all royalties that INTERNEURON or its Affiliates or sublicensees would have been obligated to transmit or deposit, but for the prohibition, shall be deposited or transmitted, as the case may be, to the extent allowable (with any interest earned on such suspended royalties which were placed in an interest-bearing bank account in that country, less any transactional costs). If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.1. URIACH. Representations and Warranties. URIACH represents and warrants to INTERNEURON that as of the Effective Date:

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                                                                   Page 23 of 46

     (a) URIACH is unaware of any reason that the presumption of validity would not apply to the issued patents included in the Patent Assets or that a court of competent jurisdiction would, upon investigation, find such patents invalid or unenforceable. It is however agreed that URIACH does not warrant that the patents included in the Patent Assets will be granted or upheld if its validity or enforceability is contested. Except as set forth in this Agreement, this Agreement shall not be affected by the status of the Patent Assets, and the failure to obtain any patent or the fact that any Patent Assets may be declared invalid or unenforceable shall not provide a basis for termination of this Agreement under Section 8.3 of this Agreement nor shall it entitle any party to demand a revision or to renegotiate the terms of this Agreement;

     (b) this Agreement has been duly executed and delivered by URIACH and constitutes legal, valid, and binding obligations enforceable against URIACH in accordance with its terms;

     (c) no approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by URIACH of this Agreement or the consummation by URIACH of the transactions contemplated hereby;

     (d) URIACH has the full corporate power and authority to enter into and deliver this Agreement, to perform and to grant the licenses granted under Article II hereof and to consummate the transactions contemplated hereby; all corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken and obtained;

     (e) URIACH has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Patent Assets or URIACH Know-How or entered into any agreement with any Third Party which is in conflict with the rights granted to INTERNEURON pursuant to this Agreement;

     (f) it is the sole and exclusive owner under the Patent Assets and URIACH Know-How, all of which are free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental or university entity or subdivision thereof has any claim of ownership with respect to the Patent Assets or URIACH Know-how, whatsoever;

     (g) To the best of URIACH's knowledge, the development, manufacture, use and sale of Compound and Products do not infringe any patent rights owned or possessed by any Third Party;




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                                                                   Page 24 of 46

     (h) Schedule 1.24 is a complete and accurate list of all patents and patent applications in the Territory relating to Compound or Product owned by URIACH or to which URIACH has the right to license;

     (i) there are no claims, judgments or settlements against or owed by URIACH or pending or, to the best of its knowledge, threatened claims or litigation relating to the Patent Assets;

     (j) URIACH has disclosed to INTERNEURON all relevant information known by it regarding the Patent Assets and URIACH Know-How reasonably related to the activities contemplated under this Agreement;

     (k) URIACH is not aware of any contract research organization, corporation, business entity or individual which have been involved in any studies conducted for the purpose of obtaining regulatory approvals having been debarred individuals or entities within the meaning of 21 U.S.C. section 335(a) or (b);

     (l) in connection with development of Compound and Product, URIACH has complied in all material respects with applicable Spanish laws and regulations;

     (m) the Compound and/or Product manufactured by URIACH at the time of delivery ex-works shall conform to the Specifications and be manufactured, tested and stored in accordance with the Specifications and with cGMPs (or if intended for shipment outside the United States, any equivalent laws, rules or regulations), and other applicable laws and regulations;

     (n) URIACH has manufacturing facilities and equipment necessary to manufacture Product pursuant to Specifications and otherwise perform URIACH's supply obligations hereunder, and the URIACH manufacturing facility, process and equipment validation to be used in the manufacture of Compound or Product comply with cGMPs and other applicable laws and regulations; and

     (o) AT THE TIME OF DELIVERY EX-WORKS, THE PRODUCT SHALL NOT (I) BE ADULTERATED OR MISBRANDED WITHIN THE MEANING OF THE FEDERAL FOOD DRUG AND COSMETIC ACT OF 1934, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, OR ANY SUCCESSOR ACT, AS THE SAME SHALL BE IN EFFECT FROM TIME TO TIME OR WITHIN THE MEANING OF ANY APPLICABLE LAW, RULES OR REGULATIONS, OR (II) BE PROHIBITED FROM BEING INTRODUCED INTO INTERSTATE COMMERCE.

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                                                                   Page 25 of 46

     (p) EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 6.1., URIACH HEREBY DISCLAIMS ANY AND ALL WARRANTIES WITH RESPECT TO THE URIACH INTELLECTUAL PROPERTY, THE COMPOUND AND THE PRODUCT INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

          Except as otherwise provided in this Agreement and, if URIACH exercises any of the URIACH Options, the agreements referred to in
          Section 2.4, INTERNEURON shall be responsible for all matters concerning development of the Products and the use, importation, commercialization, distribution and sale of Products in the Territory, including compliance with any and all relevant applicable laws, and any product liability claims.

6.2. INTERNEURON. Representations and Warranties. INTERNEURON represents and warrants to URIACH that as of the Effective Date:

     (a) this Agreement has been duly executed and delivered by it and constitutes legal, valid, and binding obligations enforceable against it in accordance with its terms;

     (b) it has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken and obtained;

     (c) no approval, authorization, consent, or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by it of this Agreement or the consummation by it of the transactions contemplated hereby.

ARTICLE VII
PATENT MATTERS

7.1. Filing, Prosecution and Maintenance of Patent Applications or Patents. URIACH shall file and prosecute patent applications included in the Patent Assets in any country in which the patents included on Schedule 1.24 have been filed and are being prosecuted until such time as underlying patents included in the Patent Assets issue. After the issuance of patents included in the Patent Assets, INTERNEURON shall maintain the Patent Assets in URIACH's name and, upon INTERNEURON's request, URIACH shall reasonably cooperate in the maintenance of such patents. URIACH shall be responsible for the payment of all patent filing and prosecution costs incurred prior to the date of issuance of any patent and INTERNEURON shall be responsible for the payment of all patent maintenance costs incurred after the date of issuance of the applicable patent except that, (i) in the event URIACH exercises its Spain Option, URIACH shall be responsible for and shall reimburse INTERNEURON for 50% of the patent maintenance costs in Spain incurred by INTERNEURON after the date URIACH exercises the Spain Option; and
         (ii) in the event URIACH exercises the CA/SA Option, URIACH shall be responsible for and shall reimburse INTERNEURON for all patent maintenance costs incurred by INTERNEURON in the Central and South American Countries after the date URIACH exercises the CA/SA Option. In any event, each Party shall be responsible for the payment of legal fees incurred by it associated with its respective activities under this Section 7.1. If URIACH elects not to file or prosecute a patent application included in the Patent Assets in any country in which the patents included on Schedule 1.24 have been filed and are being prosecuted, it shall provide INTERNEURON with written advance notice sufficient to avoid any loss or forfeiture, and INTERNEURON shall have the right, at its sole expense, to file or prosecute such patent application in INTERNEURON's name and URIACH shall assign to INTERNEURON all of URIACH's right, title and interest in and to such Patent Assets and shall reimburse INTERNEURON for all patent filing and prosecution costs incurred by INTERNEURON in connection with such patent application, it being understood that this shall not affect INTERNEURON's obligations to pay royalties as set forth in this Agreement. Upon INTERNEURON's request, URIACH shall reasonably cooperate in the filing and prosecution of such patent application. If INTERNEURON elects not to maintain a patent included in the Patent Assets, it shall provide URIACH with written advance notice sufficient to avoid any loss or forfeiture, and URIACH shall have the right, at its sole expense, to maintain such patent. Upon URIACH's request, INTERNEURON shall reasonably cooperate in the maintenance of such patent. If INTERNEURON's election refers to Patent [*] or its equivalent in any specific country, then INTERNEURON's rights under this Agreement shall terminate regarding such country, which shall be then excluded from the definition of "Territory", if URIACH so wishes. In this event, the provisions of Section 8.4.(b) shall apply with respect to such country.

7.2. Patent Office Proceedings. Each Party shall inform the other Party of any request for, filing, or declaration of any proceeding before a patent office seeking to protest, oppose, cancel, reexamine, declare an interference proceeding, initiate a conflicts proceeding, or analogous process involving a patent application or patent included in the Patent Assets. Each Party thereafter shall cooperate fully with the other with respect to any such patent office proceeding. Each Party will provide the other with any information or assistance that is reasonable.

7.3.     Enforcement and Defense.

         (a) Each Party shall promptly give the other Party notice of any infringement in the Territory of any patent application or patent included in the Patent Assets that

* Confidential Treatment Requested
         comes to such Party's attention. The Parties will thereafter consult and cooperate fully to determine a course of action, including, without limitation, the commencement of legal action by any Party. However, INTERNEURON shall have the first right to initiate and prosecute such legal action at its own expense and in the name of URIACH and INTERNEURON, or to control the defense of any declaratory judgment action relating to Patent Assets. INTERNEURON shall promptly inform URIACH if INTERNEURON elects not to exercise such first right, and URIACH thereafter shall have the right either to initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of URIACH and, if necessary, INTERNEURON. In no event shall URIACH be obligated to enforce or defend any of the Patent Assets.

(b) If INTERNEURON elects not to initiate and prosecute an infringement or defend a declaratory judgment action in any country in the Territory as provided in Subsection 7.3(a), and URIACH elects to do so, the cost of any agreed-upon course of action, including the costs of any legal action commenced or any declaratory judgment action defended, shall be borne solely by URIACH.

(c) For any such legal action or defense, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party will join such action voluntarily and will execute all documents necessary for the Party to prosecute, defend and maintain such action. In connection with any such action, the Parties will cooperate fully and will provide each other with any information or assistance that either reasonably may request.

(d) Any recovery obtained by INTERNEURON or URIACH shall be shared as follows:

         (i) the Party that initiated and prosecuted, or maintained the defense of, the action shall recoup all of its costs and expenses (including reasonable attorneys' fees) incurred in connection with the action, whether the recovery is by settlement or otherwise;

         (ii) the other Party then shall, to the extent possible, recover its costs and expenses (including reasonable attorneys' fees) incurred in connection with the action;

         (iii) if URIACH initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining then shall be retained by URIACH; and

                  (iv) if INTERNEURON initiated and prosecuted, or maintained the defense of, the action, the amount of any recovery remaining shall be retained by INTERNEURON, except that URIACH shall receive a portion equivalent to the royalties or other payments it would have received if such amount were deemed Net Sales.

         (e) URIACH shall inform INTERNEURON of any certification regarding any Patent Assets it has received pursuant to either 21 U.S.C. 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or under Canada's Patented Medicines (Notice of Compliance) Regulations Article 5 and shall provide INTERNEURON with a copy of such certification within five (5) days of receipt. URIACH's and INTERNEURON's rights with respect to the initiation and prosecution, or defense, of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be allocated as defined in Subsections 7.3.(d) (i) through (iv); provided, however, that INTERNEURON shall exercise the first right to initiate and prosecute, or defend, any action and shall inform URIACH of such decision within fifteen (15) days of receipt of the certification, after which time, if INTERNEURON has not advised URIACH of its intention to initiate and prosecute, or defend, such action, URIACH shall have the right to initiate and prosecute, or defend, such action.

7.4.     Infringement of Third Party's rights.

         (a) URIACH is not aware of any reason why any Third Party could claim that the performance of any of the operations contemplated in this Agreement, including but not limited to the development, manufacture, use and sale of Compound and Product would infringe any patent rights owned or possessed by any Third Party. The above notwithstanding URIACH does not give any warranty in respect of such matters, and both Parties agree that URIACH shall not be held liable in case that the performance of any of the operations contemplated in this Agreement is deemed to infringe any intellectual property rights of any Third Parties and that if any Third Party files any claim or takes any other action as a consequence of or derived from the performance of any of the operations contemplated in this Agreement, claiming that such operations infringe such Third Party's patent rights, whether against URIACH or against INTERNEURON, any of its Affiliates or Sublicensees, then INTERNEURON shall bear all costs and economic liabilities resulting from any such Third Party action and shall indemnify and hold URIACH harmless.

         (b) The Party receiving any claim in respect of which an obligation to indemnify and hold harmless exists under this clause shall promptly inform the other. The receiving Party shall be entitled to appoint counsel to defend its own case, but shall make sure that the other Party is given access to all the documentation related to the case and that such other Party is able to participate also in defending the case. Either Party, as the case may be, shall render to the other any reasonable assistance requested to it in connection with the defense of such action.

       (c) INTERNEURON agrees that it shall use commercially reasonable efforts to contest any claim, interim decision, injunction, order, judgement, etc stating or ruling that its activities under this Agreement infringe Third Party patent rights. In the event that INTERNEURON wishes to waive its rights of appeal or settle any claim, INTERNEURON shall first consult with URIACH, shall allow URIACH to actively participate in any settlement negotiations but INTERNEURON shall not, without URIACH'S prior written consent, which consent shall not be unreasonably withheld or delayed, settle any such claim or proceeding

7.5. Patent Term Extensions and Supplemental Protection Certificates. The Parties shall cooperate in obtaining patent term extensions or supplemental protection certificates or their equivalents in any country in the Territory where applicable and where desired by INTERNEURON. If elections with respect to obtaining such extension or supplemental protection certificates are to be made, INTERNEURON shall have the right to make the election, provided that it shall need URIACH'S prior written consent if it does not intend to seek such extension or supplemental certificates.

ARTICLE VIII
TERM AND TERMINATION

8.1. Term and Expiration. This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Section 8.2 and
       8.3 below, the term of this Agreement shall continue in effect until expiration of all royalty obligations hereunder.

8.2. Termination by Notice. Notwithstanding anything contained herein to the contrary, INTERNEURON shall have the right to terminate this Agreement at any time by giving thirty (30) days advance written notice to URIACH. Such notice shall explain the reasons for INTERNEURON's decision. INTERNEURON shall also give URIACH the opportunity to discuss the matter and shall refrain from taking any specific action until such discussions have taken place in good faith. If after having heard URIACH's point of view, INTERNEURON still wants to go ahead with termination, it shall send an additional notice to URIACH in writing, and in this event (i) the rights and obligations hereunder, excluding any payment obligation that has accrued as of the termination date and excluding rights and obligations relating to confidentiality, shall terminate immediately, and
       (ii) the provisions of Section 8.4 shall be applicable.

8.3.   Termination for Cause

      (a) Either Party may terminate this Agreement by notice to the other Party at any time during the term of this Agreement if the other Party is in breach of any material obligation hereunder by causes and reasons within its control, or has breached, in any material respect, any representations or warranties set forth in Article VI, and has not cured such breach within ninety (90) days after notice requesting cure of the breach, provided, however, that if the breach is not capable of being cured within ninety (90) days of such written notice, the Agreement may not be terminated so long as the breaching Party commences and is taking commercially reasonable actions to cure such breach as promptly as practicable.

      (b) Either Party may terminate this Agreement by notice to the other Party at any time during the term of this Agreement upon the filing or institution of bankruptcy, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided,
                                                                    --------
            however, in the case of any involuntary bankruptcy, reorganization,
            -------
            liquidation, receivership or assignment proceeding such right to terminate shall only become effective if the Party consents to the involuntary proceeding or such proceeding is not dismissed within ninety (90) days after the filing thereof.

      (c) URIACH may terminate this Agreement by by giving thirty (30) days advance written notice to INTERNEURON at any time during the term of this Agreement if INTERNEURON challenges the validity of any of the Patent Assets or opposes any grant or registration of any Patent Assets or in any other manner cooperates with any person or entity taking any action of this nature.

8.4.  Effect of Expiration or Termination.

      (a) Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. In addition to any other provisions of this Agreement which by their terms continue after the expiration of this Agreement, the provisions of Article IV shall survive the expiration or termination of this Agreement and shall continue in effect during the term set forth in Section 4.1. In addition, any other provision required to interpret and enforce the Parties' rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of any Party against the other accrued or accruing under this Agreement prior to termination, including but not limited to URIACH's right to the milestone payment set forth in Section 5.2.(f) if such milestone is achieved after the expiration of the term of this Agreement. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at law, or in equity, or otherwise.

        (b) In the event of termination by INTERNEURON pursuant to Section 8.2., and in the event of termination by URIACH pursuant to any of Sections 3.5, 7.1., 8.3.(b) and 8.3.(c) in accordance with the terms of such respective sections, without prejudice to and subject to compliance with the provisions of any applicable law, and if requested by URIACH, INTERNEURON shall take and shall cause its Affiliates and Sublicensees to take, as the case may be, using reasonable commercial due diligence, any action necessary to transfer any and all rights to any INTERNEURON Know-How, to any Regulatory Approval (in the Territory, if the Agreement is terminated in its entirety, or in the applicable country in the Territory if the Agreement is terminated with respect to that country) and to any trademarks referred to in Section 3.6 to URIACH or URIACH's designee, at no cost to URIACH or to such designee, it being the intention of the Parties to secure that in these cases URIACH is put in a position where URIACH may, if URIACH so wishes, take over all the rights on the Compound and the Product in the country(ies) subject to the termination and exploit them as URIACH may deem convenient.

        (c)      In the event this Agreement is terminated by URIACH pursuant to
                 Section 8.3. (a), the provisions of Section 8.4. (b) shall also apply, provided; however, that if INTERNEURON disagrees with such termination URIACH shall give INTERNEURON the opportunity to discuss the matter and shall refrain from taking any specific action until such discussions have taken place in good faith. If after having heard INTERNEURON'S point of view, URIACH still wants to go ahead with termination, it shall send an additional notice to INTERNEURON in writing and the matter will be subject to the dispute resolution provisions of Section
                 10.5 of this Agreement; provided, however that if it is finally determined that such termination by URIACH was justified, then the provisions of Section 8.4. (b) shall apply.

ARTICLE IX
INDEMNIFICATION

9.1     Indemnification by INTERNEURON. INTERNEURON shall indemnify, defend and
        ------------------------------
        hold URIACH and its officers, directors, shareholders, agents and employees harmless against any and all claims, liability, damage, loss, cost or expense (including reasonable attorney's fees) (collectively, "Losses") arising or resulting from any Third Party claim made or suit
         ------
        brought against URIACH or such persons to the extent any such Losses arise out of (i) any breach by INTERNEURON of any of its representations or warranties in this Agreement; (ii) INTERNEURON's negligence or willful misconduct; or (iii) the development, manufacture, use, importation, promotion, marketing commercialization, distribution and sale of the Compound or Product by INTERNEURON, or its Affiliates, or its Sublicensees, provided, however, that INTERNEURON shall not be required to indemnify any indemnified party referred to in this paragraph to the extent it is determined that the Losses resulted from the negligence or willful misconduct of such indemnified party or if an indemnified party would be required to indemnify INTERNEURON under Section 9.2 below.

9.2      Indemnification by URIACH. URIACH shall indemnify, defend and hold
         -------------------------
         INTERNEURON, and its sublicensees, and their officers, directors, shareholders, agents and employees harmless against any and all Losses arising or resulting from any Third Party claim made or suit brought against INTERNEURON, its sublicensees or such other persons to the extent any such Losses arise out of (i) any breach by URIACH of any of its representations or warranties in this Agreement, (ii) URIACH'S negligence or willful misconduct; (iii) any defect associated with the Compound and/or the Product which should have been detected by URIACH when carrying out the development activities performed by URIACH prior to the Effective Date; or (iv) URIACH's manufacturing of Compound and Product as set forth in this Agreement and any activity by URIACH, its Affiliates or its sublicensees as a result of the exercise of any of the URIACH Options, provided, however, that URIACH shall not be required to indemnify any indemnified party referred to in this paragraph to the extent it is determined that the Losses resulted from the negligence or willful misconduct of such indemnified party or if an indemnified party would be required to indemnify URIACH under Section
         9.1 above. For the avoidance of doubt it is expressly stated that URIACH shall not be held liable in the event that any Compound or Product causes any damage as a result of any intrinsic defect provided that such defect could not have been detected by URIACH at the time URIACH performed its development and/or manufacturing activities of Compound or Product.

ARTICLE X
MISCELLANEOUS

10.1. Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, fire, flood, embargo, war, acts of war (whether war be declared or not), insurrection, riot, civil commotion, strike, lockout or other labor disturbance, act of God or act, omission or delay in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable and the affected

         Party shall use commercially reasonable efforts to avoid or remove such causes of non-performance as promptly as practicable and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

10.2. Assignment. The Agreement may not be assigned or otherwise transferred without the prior written consent of the other Party, provided, however, that either Party may assign all or any part of this Agreement to an Affiliate or in connection with the transfer or sale of its business or all or substantially all of its assets or in the event of a merger, consolidation, change in control or similar corporate transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

10.3. Severability. In the event that any of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the Parties. In such event, the Parties shall replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

10.4. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, or by e-mail, addressed as follows:

         if to INTERNEURON to:

         INTERNEURON PHARMACEUTICALS, INC.
         99 Hayden Avenue, Suite 200
         Lexington, MA 02421
         Attention: President
         Fax No.: 781-862-3859

         if to URIACH to:

         J. URIACH & CIA.
         Dega Bahi, 59
         08026 Barcelona, Spain
         Attention: Chief Executive Officer
         Fax No.: 93-456.21.03
         or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such communication shall be deemed to have been given or received when delivered if personally delivered or sent by facsimile or e-mail on a Business Day, upon confirmed delivery by nationally-recognized overnight courier if so delivered and on the third Business Day following the date of mailing if sent by registered or certified mail.

10.5. Applicable Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the UNIDROIT principles (1994) applicable to International Commercial Contracts to the extent applicable, it being understood and agreed that any agreement between INTERNEURON and any Sublicensee may be governed by and construed in accordance with any other laws. The Parties agree to attempt initially to solve all claims, disputes, or controversies arising under, out of, or in connection with this Agreement by conducting good faith negotiations. If the Parties are unable to settle the matter between themselves within forty-five (45) days, either Party may initiate mediation upon written notice to the other Party. If the Parties have not reached a settlement within forty-five (45) days of the initiation of the mediation, then either Party may initiate binding arbitration proceedings. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Party giving such notice shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During such period, the Parties shall continue to make good faith efforts to amicably resolve the dispute without arbitration. Any arbitration hereunder shall be conducted under the rules of the International Chamber of Commerce ("ICC"). Each such arbitration shall be conducted by a panel of three arbitrators: one arbitrator shall be appointed by each of INTERNEURON and URIACH and the third shall be appointed by the other two arbitrators. Any such arbitration shall be held in London, England. The arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Each Party shall bear its own costs and expenses incurred in connection with any arbitration proceeding and the Parties shall equally share the cost of the arbitration levied by the ICC.

10.6. Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties hereto.

10.7. Independent Contractors. It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party.

10.8. Waiver. The waiver by a Party hereto of any right hereunder or the failure to perform or a breach by another Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

10.9. Headings. The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

10.10. Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.11. Other duties. The Parties shall perform all other reasonable duties and acts, execute and deliver all other documents, and provide other information and assistance, whether or not specifically provided for herein, as may be reasonably necessary to carry out the intent of the Parties as stated in this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

J. URIACH & CIA., S.A.                    INTERNEURON PHARMACEUTICALS, INC.


By: /s/Enrique Uriach Torello             By: /s/Glenn L. Cooper, M.D.
    -------------------------                 ------------------------
Name:  Enrique Uriach Torello             Name:  Glenn L. Cooper, M.D.
Title: Chief Executive Officer            Title: President and Chief Executive
                                                 Officer

SCHEDULE 1.11
Development Program

                          UR-12746 DEVELOPMENT PROGRAM
                                   Page 1 of 2

1. CMC
   ---
              Active Pharmaceutical Ingredients
              ---------------------------------

 .  Physical & clinical characteristics
 .  Synthesis, isolation & purification
 .  Packaging & labeling
 .  Specifications and analytical methods
 .  Reference standard
 .  Preparation & certification
 .  Stability

              Drug Product
              ------------

 .  Specification & analytical methods
 .  Description of manufacturing & packaging
 .  Stability

2. Preclinical
   -----------

              Toxicology (to be completed by NDA submission)
              ----------

 .  Chronic studies in rats & monkeys
 .  Reproductive studies
 .  Carcinogenicity studies
 .  Additional mutagenicity studies

              Pharmacology
              ------------

 .  Assay validation

3. Clinical
   --------

 .  Phase I multiple dose study (to be completed by [*])
            - Tolerance & packaging (tablet evaluation)
 .  Phase II Trial(s) (to be initiated within [*])
            - Evaluate safety vs. placebo
            - Evaluate dosing frequency
 .  Phase III Trials (to be initiated within [*], in any event after [*])
            - Efficacy & safety vs. placebo
            - Comparative (superiority evidence) v. [*]

4. Clinical Pharmacology (to be completed by [*])
   ----------------------

 .  Gastrointestinal studies
 .  Ophthalmologic, neurologic & cardiac studies
 .  Renal & hepatic disease studies
 .  Elderly & pediatric studies

5. NDA Summary (to be completed by [*])
   -----------

 .  [*]
 .  [*]

6. Phase IV Trial(s) ([*])
   -----------------

It is agreed that the Development Program is subject to variations by INTERNEURON as INTERNEURON may wish to introduce after consultation with URIACH if INTERNEURON deems convenient. Furthermore, URIACH also understands that the activities set forth in the Development Program may sometimes not be conducted. If INTERNEURON determines to conduct supplementary studies not defined in the Development Program, INTERNEURON shall establish in good faith, after consultation with URIACH, the studies to be made as soon as it is known to INTERNEURON. However, the Parties agree that the decisions regarding the Development Program are within the sole discretion of INTERNEURON.

*Confidential Treatment Requested

SCHEDULE 1.24
PATENT ASSETS

Compound Patent No.      Country             Filing Date        Status
----------------------------------------------------------------------

[*]      [*]             PCT                     [*]              [*]
         [*]             Europe                  [*]              [*]
         [*]             USA                     [*]              [*]
         [*]             Canada                  [*]              [*]
         [*]             Japan                   [*]              [*]
                                                                  [*]
         [*]             Korea                   [*]              [*]
         [*]             Mexico                  [*]              [*]
                                                                  [*]
         [*]             Norway                  [*]              [*]
                                                                  [*]
         [*]             Chile                   [*]              [*]
                                                                  [*]
         [*]             Venezuela               [*]              [*]

[*]      [*]             PCT                     [*]              [*]
         [*]             Europe                  [*]              [*]
         [*]             USA                     [*]              [*]
         [*]             Canada                  [*]              [*]
         [*]             Japan                   [*]              [*]
                                                                  [*]
         [*]             Korea                   [*]              [*]
         [*]             Mexico                  [*]              [*]
         [*]             Norway                  [*]              [*]
                                                                  [*]
         [*]             Brazil                  [*]              [*]
         [*]             Argentina               [*]              [*]
         [*]             Chile                   [*]              [*]
                                                                  [*]
         [*]             Venezuela               [*]              [*]

[*]      [*]             PCT                     [*]              [*]
         [*]             Argentina               [*]              [*]
         [*]             Chile                   [*]              [*]
         [*]             Venezuela               [*]              [*]


*Confidential Treatment Requested

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                                   Page 1 of 3

EXHIBIT 1.32
SPECIFICATIONS
(Tentative synthesis route. Subject to adjustments and improvements by Uriach)

                                       [*]


*Confidential Treatment Requested

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                                                                   Page 41 of 46


                                   Page 2 of 3

UR-12746 Sodium Salt- Tentative Specifications

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Note: [*]


*Confidential Treatment Requested

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                                   Page 3 of 3

SPECIFICATIONS OF PRODUCT FORMULATION
[*]

The stability of the following prototype is currently under study:

[*][*]
[*][*]
[*][*]
[*][*]

[*]

[*]

All the excipients meet pharmacopoeial monographs and have been extensively used for oral products; tablets comply with the required quality standards. [*]

[*]


*Confidential Treatment Requested

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                                                                   Page 43 of 46


APPENDIX 3.7
CLINICAL TRIAL PRODUCT REQUIREMENTS

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Appendix 3.7
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[*]

[*]


*Confidential Treatment Requested

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                                                                   Page 44 of 46


APPENDIX 4.2
FORM OF PRESS RELEASE

                              FOR IMMEDIATE RELEASE

Contact:
        Michael W. Rogers                           William B. Boni
        Executive VP and CFO                        VP, Corp. Communications
        (781) 861-8444                              (781) 402-3410

              INTERNEURON ACQUIRES WORLDWIDE RIGHTS TO DERSALAZINE
                   FOR TREATMENT OF INFLAMMATORY BOWEL DISEASE

     Compound Has Unique Mechanism of Action Combining the Activities of an Approved Anti-inflammatory Agent and a Novel Potent PAF and Cytokine Inhibitor

LEXINGTON, MA, October 1, 2001 -- Interneuron Pharmaceuticals, Inc. (NASDAQ:
IPIC) today announced that it has licensed exclusive worldwide rights to dersalazine, a compound in early clinical development to treat Inflammatory Bowel Disease (IBD), which includes ulcerative colitis and Crohn's disease, from
J. Uriach & Cia., S.A. of Barcelona, Spain.

In exchange for an up-front licensing payment, development milestones and royalty payments to Uriach, Interneuron gains worldwide marketing rights to dersalazine, except in Spain, where Uriach retains an option to co-market the product. Interneuron will be responsible for the future clinical development, regulatory activities and commercialization of dersalazine. Interneuron plans to complete the Phase I clinical program and initiate Phase II trials in ulcerative colitis by the second half of 2002. Future studies will also explore the utility of the drug in Crohn's disease.

"Dersalazine is an important addition to Interneuron's pipeline," said Glenn L. Cooper, M.D., president and chief executive officer of Interneuron. "This compound possesses a unique mechanism of action that combines the known anti-inflammatory activity of 5-ASA (5-Aminosalicylic Acid) with potent PAF (platelet activating factor) antagonism and cytokine inhibition. Our new partner, Uriach, possesses significant expertise in the field of anti-inflammatory therapeutics, and dersalazine represents the culmination of years of internal research. Standard effective therapies for ulcerative colitis are based on the activity of 5-ASA. The addition of PAF antagonism and cytokine inhibition has the potential to yield a medicine with advantages over currently available agents.

                                     -more-

                                       -2-

"New treatment options that induce and maintain remissions, minimize side effects and improve quality of life are needed for these diseases, which are growing in prevalence particularly in the U.S. and Europe," said Dr. Cooper. "Strategically, the planned development program for dersalazine is consistent with Interneuron's objective to acquire compounds with significant pre-clinical or early clinical data and subsequently to pursue a clear clinical and regulatory pathway for these products," said Dr. Cooper.

"In line with our R&D strategy, Uriach has been seeking a partner for the worldwide development of dersalazine," said Enrique Uriach, chief executive officer of J. Uriach & Cia. "This compound has the potential for helping in a significant way the numerous patients who are affected by IBD worldwide. The potential of the U.S. market, Interneuron's expertise and commitment to the project, and above all, the synergies between the objectives of both companies, have been the main factors for reaching an agreement with Interneuron. This collaboration is one more example of Uriach's goal of forging long-lasting partnerships with other companies in order to jointly develop potential drug candidates originated at Uriach's R&D center."

Dersalazine is a new chemical entity that combines a well-known anti-inflammatory agent, 5-ASA, with a novel potent agent that acts as a PAF antagonist and an inhibitor of key interleukin cytokines to achieve a synergistic therapeutic effect when compared to the activities of each component separately. Chemical cleavage of dersalazine by colonic bacteria releases the two active compounds for the topical treatment of inflammation in the colon. The 5-ASA molecule contained in dersalazine has known antioxidant properties which may ameliorate the deleterious inflammatory effects ascribed to the overproduction of free radicals. The PAF antagonist component in dersalazine blocks the effects of platelet activating factor, a naturally occurring mediator with pro-inflammatory effects implicated in the pathogenesis of IBD. In addition, dersalazine is believed to inhibit multiple cytokine interleukins that may be involved in the pathogenesis of the disease. An agent with these multiple anti-inflammatory actions might be expected to have significant advantages over existing therapies.

In various experimental models of acute and chronic colitis, dersalazine has ameliorated or prevented the inflammatory response, as measured by tissue damage and biochemical inflammatory markers. Dersalazine appears to act locally on the colon without the liability of unwanted systemic absorption. The safety of single oral doses of dersalazine has been demonstrated in healthy volunteers, in whom the systemic absorption of the compound and its two active components was low.

Ulcerative colitis is a chronic disease that primarily affects the colon and causes inflammation in the upper layers of the large intestine, while Crohn's disease usually occurs in the small intestine and causes inflammation deeper within the wall of the intestine. Up to one million patients in the U.S. and two million worldwide suffer from these diseases. Fifty percent of these are affected by ulcerative colitis and 50 percent by Crohn's disease.

Uriach is a private Spanish pharmaceutical company, established in 1838, with a broad commercial presence in Spain and with a world class research and development center that focuses its efforts in the early stages of drug development. Uriach's R&D efforts are centered in the cardiovascular and inflammation areas.

Interneuron Pharmaceuticals is engaged in the development and commercialization of a portfolio of products and product candidates for panic/anxiety disorders, overactive bladder, liver disease, prevention of HIV infection, stroke and other disorders.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company's actual results and financial condition to differ materially from those anticipated by the forward looking statements. These risks and uncertainties are set forth in the Company's filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under "Risk Factors" and elsewhere, and include, but are not limited to: uncertainties relating to clinical trials and regulatory approvals; need for additional funds and corporate partners; history of operating losses and expectation of future losses; risks relating to the Redux-related litigation; product liability; dependence on third parties for manufacturing and marketing; the early stage of products under development; government regulation, patent risks and competition.

                                       ###